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WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC.

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WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC.

ANNOUNCES PLAN FOR TENDER OFFER

NEW YORK – (BUSINESS WIRE) – June 22, 2020. Western Asset High Income Opportunity Fund Inc. (NYSE: HIO) announced today that the Fund’s Board of Directors has authorized (subject to certain conditions) a cash tender offer for up to 25% of the Fund’s outstanding shares of common stock (the “Shares”) at a price per Share equal to 99.5% of the Fund’s net asset value per Share as of the business day immediately following the expiration date of the tender offer. The commencement of the tender offer will be announced at a later date. The tender offer will not expire prior to November 13, 2020, or such later date as determined by the Fund’s board of directors. The Fund will repurchase Shares tendered and accepted in the tender offer in exchange for cash. In the event the tender offer is oversubscribed, Shares will be repurchased on a pro rata basis.

The commencement of the tender offer is pursuant to an agreement between the Fund and Saba Capital Management, L.P. (“Saba”) and certain associated parties (the “Settlement Agreement”). During the effective period of the Settlement Agreement, Saba has agreed to (1) be bound by the terms of the Settlement Agreement, including certain standstill covenants, and (2) vote its Shares on all proposals submitted to shareholders in accordance with the recommendation of the Fund’s board of directors. The Fund has been advised that Saba will file a copy of the Settlement Agreement with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to its Schedule 13D.

The Fund has not commenced the tender offer described in this release. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund and the above statements are not intended to constitute an offer to participate in any tender offer. Information about the tender offer, including its commencement, will be provided by future public announcements. Shareholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. The tender offer will be made only by an offer to purchase, a related letter of transmittal, and other documents to be filed with the SEC. Shareholders of the Fund should read the offer to purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the tender offer. These and other filed documents will be available to investors for free both at the website of the SEC and from the Fund. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price per Share to the Fund’s net asset value per Share.

Western Asset High Income Opportunity Fund Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc. and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on each Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in each Fund’s filings with the SEC.

For more information about the Fund, please call Investor Relations: 1-888-777-0102, or consult each Fund’s web site at www.lmcef.com. The information contained on each Fund’s web site is not part of this press release. Hard copies of each Fund’s complete audited financial statements are available free of charge upon request.

Category: Fund Announcement

Media Contact: Fund Investor Services-1-888-777-0102

Source: Legg Mason, Inc.